SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

     Commission  File  Number                              2-86360

                               Informedics, Inc.
                               -----------------
             (Exact name of registrant as specified in its charter)
            4000 Kruse Way Place, Building 3, Suite 300, Lake Oswego, OR  97035
            -------------------------------------------------------------------
                                (503) 697-3000
                                --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $ .01 par value
                          -----------------------------
           (Title of each class of securities covered by this Form)

                                       None
                                    ---------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(ii)  [  ]
     Rule 12g-4(a)(1)(ii)   [  ]
     Rule 12g-4(a)(2)(i)    [  ]   Rule 12h-3(b)(2)(i)   [  ]
     Rule 12g-4(a)(2)(ii)   [  ]   Rule 12h-3(b)(2)(ii)  [  ]
     Rule 12h-3(b)(1)(i)    [X]    Rule 15-d-6           [  ]

     Approximately  number  of holders of record as of the certification date:

                                   One
                                --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Informedics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 28, 1998                      BY      Informedics, Inc.
                                               ------------------------------

                                       By:     /s/
                                               -------------------------------
                                       George  Barry,  Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and tile of the person signing the form shall be typed or printed under the signature.